Exhibit 5.1
March 31, 2006
Skyworks Solutions, Inc.
20 Sylvan Road
Woburn, MA 01801

Re:	2002 Employee Stock Purchase Plan Non-Qualified Employee Stock Purchase Plan
Ladies and Gentlemen:
I am the Vice President, General Counsel and Secretary of Skyworks Solutions, Inc., a Delaware corporation (the “Company”), and am issuing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 2,500,000 shares of common stock, $0.25 par value per share (the “Shares”), of the Company, issuable under the Company’s (i) 2002 Employee Stock Purchase Plan and (ii) Non-Qualified Employee Stock Purchase Plan (collectively, the “Plans”).
I have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for the purposes of this opinion.
In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.
I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
781.376-3000 www.skyworksinc.com 20 Sylvan Rd. Woburn, MA 01801 USA

Skyworks Solutions, Inc.
March 31, 2006

Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.
I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ MARK V.B. TREMALLO
Mark V.B. Tremallo, Esq.
Vice President, General Counsel and Secretary